EXHIBIT 99.1

CASMED Reports Second Quarter 2015 Financial Results

FORE-SIGHT® Disposable Sensor Revenues Increase 22%, Represent 55% of Total Sales

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., Aug. 5, 2015 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and six months ended June 30, 2015.

Net sales were $5.8 million for the second quarters of both 2015 and 2014. The net loss applicable to common stockholders for the second quarter of 2015 was $2.3 million, or $0.09 per common share, compared with a net loss applicable to common stockholders of $2.6 million, or $0.13 per common share, for the second quarter of 2014.

Highlights of the second quarter of 2015 compared with the second quarter of 2014 include the following:

  FORE-SIGHT sales increased 19%.
  FORE-SIGHT disposable sensor sales increased 22% and represented 55% of the Company's net sales.
  FORE-SIGHT U.S. disposable sensor sales increased 24%.
  A net 88 FORE-SIGHT cerebral oximeters were shipped worldwide during the quarter.
  As of June 30, 2015, net cumulative worldwide shipments of FORE-SIGHT cerebral oximeters increased 31% to 1,496 units, and the domestic installed base of monitors increased 26% to 812 monitors.
  Gross profit margins improved to 45.6% from 41.0%, driven by higher FORE-SIGHT sales.
  CASMED had $9.6 million in cash and $2.0 million available under a line of credit as of June 30, 2015.

Management Commentary

Commenting on second quarter financial results, Thomas M. Patton, President and Chief Executive Officer of CASMED, said, "We continued to make strong progress in our transition to a disposables business model as demonstrated by FORE-SIGHT sensor sales representing 55% of total revenues and another quarter of double-digit sensor growth in the domestic market. With an increasing percentage of revenues derived from our higher-margin FORE-SIGHT products and significantly improved margins for those products, we benefited from an improvement in gross margin of 460 basis points over the prior year, despite a drag from margins from our legacy product business.

"We are executing on a key priority in 2015 toward upgrading and expanding our domestic sales organization. We increased our field sales organization from 20 to 22 during the second quarter, and I am pleased to report that in July we reached our goal of expanding this number to 24.  We are impressed with the quality of professionals we have hired this year, with those who joined in early 2015 already contributing to FORE-SIGHT sales growth and becoming increasingly productive as the year progresses.

"As anticipated, cash consumption in the second quarter of $1.5 million was higher than in the first quarter, primarily due to our sales force expansion, but was an improvement over the $2.1 million we used to fund operations in the second quarter of 2014. We expect quarterly operating expenses to increase during the remainder of 2015 with higher costs associated with the sales force expansion, the planned launch of FORE-SIGHT ELITE® for pediatric and neonatal patients in the current quarter, and additional expenses for clinical studies. However, given our outlook for 2015 year-over-year FORE-SIGHT revenue growth to be 20 percent or greater, we expect to reduce cash consumption to $1 million or less per quarter by the end of 2015," he concluded.

Second Quarter Financial Results

For the second quarter of 2015, the Company reported net sales of $5.8 million, essentially unchanged from the second quarter of 2014. FORE-SIGHT oximetry sales were $3.9 million, an increase of $0.6 million, or 19%, compared with the prior year. FORE-SIGHT disposable sensor sales were $3.2 million, an increase of $0.6 million, or 22%, compared with the prior-year period, led by a 24% increase in U.S. disposable sensor sales.  All other sales of legacy products were $1.9 million, a decrease of $0.7 million, or 26%, from the second quarter of 2014.

The operating loss for the second quarter of 2015 was $1.7 million, a decrease of $0.3 million, or 13%, from the $2.0 million operating loss for the second quarter of 2014.  The improvement was led by higher gross profit as gross margin increased to 45.6% from 41.0% in the prior-year period primarily due to product mix favoring FORE-SIGHT. Sales of FORE-SIGHT products accounted for 67% of total net sales for the second quarter of 2015, up from 56% of total net sales for the prior-year period. Gross profit for the second quarter of 2015 was impacted by lower margins on legacy product business.

For the second quarter of 2015, the Company recorded a net loss applicable to common stockholders of $2.3 million, or $0.09 per common share, compared with a net loss applicable to common stockholders of $2.6 million, or $0.13 per common share, for the second quarter of 2014.

Six-Month Financial Results

For the first six months of 2015 and 2014, the Company reported net sales of $11.6 million. FORE-SIGHT oximetry sales were $7.2 million for the first six months of 2015, an increase of $1.1 million, or 19%, compared with the first six months of 2014. FORE-SIGHT disposable sensor sales were $6.1 million, an increase of $1.1 million, or 21%, compared with the prior-year period, and included 21% growth in U.S. disposable sensor sales. All other sales of legacy products were $4.4 million, a decrease of $1.1 million, or 20%, from the first six months of 2014.

The operating loss for the first six months of 2015 was $3.0 million, a decrease of $0.8 million, or 19%, from the $3.8 million operating loss reported for the first six months of 2014.

The Company recorded a net loss applicable to common stockholders for the first six months of 2015 of $4.2 million, or $0.17 per common share, compared with a net loss applicable to common stockholders of $4.8 million, or $0.25 per common share, for the first six months of 2014.

Cash and cash equivalents were $9.6 million as of June 30, 2015, compared with $11.1 million as of March 31, 2015. As of June 30, 2015, $2.0 million of borrowings were available under the Company's line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss second quarter 2015 results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913
  The live call also will be available at www.casmed.com

A telephone replay will be available from 1:00 p.m. Eastern time on August 5, 2015 through 11:59 p.m. Eastern time on August 19, 2015. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 87608134
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2014, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	June 30	December 31
	2015	2014

Cash and cash equivalents	$ 9,556,655	$ 4,494,663
Accounts receivable	3,391,441	3,277,460
Inventories	3,013,055	3,358,908
Other current assets	535,683	556,760
Total current assets	16,496,834	11,687,791

Property and equipment	9,629,415	9,734,644
Less accumulated depreciation	(7,394,343)	(7,458,220)
	2,235,072	2,276,424

Intangible and other assets, net	1,367,100	1,471,900
Total assets	$ 20,099,006	$ 15,436,115

Accounts payable	$ 1,497,717	$ 1,210,412
Accrued expenses	1,717,270	1,808,529
Notes payable	129,887	86,941
Note payable - line-of-credit	--	1,000,000
Current portion of long-term debt	1,451,610	1,216,218
Total current liabilities	4,796,484	5,322,100

Deferred gain on sale and leaseback of property	293,559	360,877
Long-term debt, less current portion	6,048,390	6,283,782
Other long-term liabilities	300,000	300,000
Total liabilities	11,438,433	12,266,759

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	107,344	78,253
Additional paid-in capital	29,227,931	20,285,008
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(34,510,862)	(31,030,065)
Total stockholders' equity	8,660,573	3,169,356

Total liabilities & stockholders' equity	20,099,006	15,436,115

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Net sales	$ 5,787,361	$ 5,842,980	$ 11,594,591	$ 11,554,037

Cost of sales	3,165,594	3,459,200	6,303,754	6,826,603

Gross profit	2,621,767	2,383,780	5,290,837	4,727,434

Operating expenses:
Research and development	899,609	862,490	1,775,910	1,744,223
Selling, general and administrative	3,471,210	3,540,276	6,564,762	6,766,837
Total operating expenses	4,370,819	4,402,766	8,340,672	8,511,060

Operating loss	(1,749,052)	(2,018,986)	(3,049,835)	(3,783,626)

Interest expense	214,274	255,321	432,088	340,554
Other income	(777)	(122)	(1,126)	(908)

Net loss	(1,962,549)	(2,274,185)	(3,480,797)	(4,123,272)

Preferred stock dividend accretion	342,749	319,771	679,603	634,042
Net loss applicable to common stockholders	$ (2,305,298)	$ (2,593,956)	$ (4,160,400)	$ (4,757,314)

Per share basic and diluted loss applicable to common stockholders:	$ (0.09)	$ (0.13)	$ (0.17)	$ (0.25)

Weighted-average number of common shares outstanding:
Basic and diluted	26,595,219	19,226,605	24,700,099	19,187,795